EXHIBIT 99.2

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Members of the Board:

CIBC World Markets Corp. (“CIBC World Markets”) hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Cell Therapeutics, Inc. (“Cell Therapeutics”) as Appendix G to, and to the reference thereto under the captions “SUMMARY—Opinion of CTI’s Financial Advisor” and “THE MERGER—Opinion of CTI’s Financial Advisor” in, the Proxy Statement/Prospectus relating to the proposed merger transaction involving Cell Therapeutics and Novuspharma S.p.A, which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Cell Therapeutics. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/S/ CIBC WORLD MARKETS CORP.
CIBC WORLD MARKETS CORP.

New York, New York

July 9, 2003